Exhibit 99.1

LSI INDUSTRIES REPORTS FISCAL 2023 FOURTH QUARTER AND FULL-YEAR RESULTS

AND DECLARES QUARTERLY CASH DIVIDEND

CINCINNATI, August 17, 2023 – LSI Industries Inc. (Nasdaq: LYTS, “LSI” or the “Company”) a leading U.S. based manufacturer of commercial lighting and display solutions, today reported financial results for its fiscal 2023 fourth quarter and full year ended June 30, 2023.

FISCAL 2023 FOURTH QUARTER

●	Net Sales $123.6 million; Lighting sales +5% y/y
●	Net Income +63% y/y to $8.4 million, $0.28 per diluted share
●	Adjusted Net Income +46% y/y of $8.8 million, $0.30 per diluted share
●	EBITDA of $12.6million; Adjusted EBITDA $14.1 million or 11.4%/sales
●	Free Cash Flow +94% y/y to $15.6 million
●	Ratio of net debt to TTM Adjusted EBITDA of 0.7x as of June 30, 2023

FISCAL 2023 FULL YEAR

●	Net Sales +9% y/y to $497.0 million
●	Net Income +71% y/y to $25.8 million, $0.88 per diluted share
●	Adjusted Net Income +61%% y/y to $29.0 million, $0.99 per diluted share
●	EBITDA of $46.7 million; Adjusted EBITDA +47% y/y to $51.6 million or 10.4%/sales
●	Free Cash Flow of $46.4 million
●	Reduced net debt more than 50% to $33.4 million

During the fiscal fourth quarter, LSI benefitted from a combination of favorable demand conditions across its vertical markets, accelerated adoption of recently introduced products and services, sustained price discipline, a higher-value sales mix, and strong operational execution, all contributing to significant year-over-year growth in margin rate realization, Adjusted EBITDA, free cash flow, and profitability.

In the fiscal fourth quarter, LSI reported net income of $8.4 million, or $0.28 per diluted share, on net sales of $123.6 million, while adjusted net income was $8.8 million, or $0.30 per diluted share. The Company generated Adjusted EBITDA of $14.1 million in the fourth quarter, an increase of 33% versus the prior year period, with Adjusted EBITDA margin increasing more than 300 basis points to 11.4%.

Free cash flow increased to $15.6 million in the fiscal fourth quarter, with free cash flow conversion exceeding 100% in the period. Year-over-year growth in free cash flow was driven by improved profitability and working capital efficiency.

For the twelve months ended June 30, 2023, LSI reported record sales of $497.0 million, an increase of 9% versus the full year fiscal 2022. Net income was $25.8 million, or $0.88 per diluted share, versus net income of $15.0 million or $0.54 per share in the prior year. The Company reported adjusted net income of $29.0 million, or $0.99 per diluted share in fiscal 2023, versus $18.0 million, or $0.64 per share in fiscal 2022. Adjusted EBITDA was $51.6 million in fiscal 2023, versus $35.1 million in the prior year. A reconciliation of GAAP and non-GAAP financial results is included in this press release.

LSI Industries Fourth Quarter and Full Year Fiscal 2023 Results

August 17, 2023

Free cash flow for the fiscal year was $46.4 million, with the fourth quarter the highest cash generative quarter of the fiscal year. During fiscal 2023, the Company reduced net debt outstanding by $44 million, resulting in a corresponding reduction in its net leverage ratio to 0.7x, or the lowest level achieved since prior to its acquisition of JSI Store Fixtures in May 2021. As of June 30, 2023, LSI had approximately $60 million of cash and availability under its existing credit facility.

The Company declared a regular cash dividend of $0.05 per share payable on September 5, 2023, to shareholders of record on August 28, 2023.

MANAGEMENT COMMENTARY

“Our solid fourth quarter performance completes a successful fiscal 2023 for LSI. We demonstrated substantial progress across all key performance indicators, consistent with the strategic priorities detailed in our Fast Forward value creation plan,” stated James A. Clark, President and CEO of LSI. “We achieved record sales of $497 million on more than 9% growth, significantly increased earnings with net income improving 71%, delivered more than $50 million of adjusted EBITDA, expanded EBITDA margin by 270 basis points, generated cash flow of over $46 million, and exited the year having reduced net debt by over 50%.”

“Furthermore, the business is positioned for success moving forward as we strengthened our share position in key vertical markets, launched numerous new products and solutions, utilized service and product availability as a differentiator, and advanced relationships with partners and customers. Our employees executed exceptionally well in a dynamic operating environment, and I am proud of the LSI team for achieving this high level of performance.

“Our supply chain began to normalize early in fiscal 2023 and improved as the year progressed,” continued Clark. “As supply conditions stabilized, we prudently reduced inventories, while continuing to maintain product availability at levels that support our commitment to an exceptional level of service. Improved working capital efficiency resulted in increased free cash flow conversion, and a corresponding reduction in our outstanding debt. We exited the year with a net leverage ratio of 0.7x, representing our lowest leverage profile since before we acquired JSI store fixtures in 2021. We enter fiscal 2024 with increased balance sheet strength to support our capital allocation priorities, which include both organic and inorganic growth opportunities.

“Customer activity levels remained healthy across our primary vertical markets during the fiscal fourth quarter. In the Lighting segment, sales increased 5% versus the prior-year period, and increased 7% sequentially versus the third quarter. Lighting demand was driven by increased order activity in multiple verticals across both indoor and outdoor applications. Lighting adjusted gross margin rate was more than 33% for the quarter, an increase of 220 bps versus the prior year, and operating income improved 31% to $9.3 million. For the full fiscal year 2023, Lighting sales increased 17% versus the prior year, driven by balanced growth across multiple market verticals, product lines, and sales channels.

LSI Industries Fourth Quarter and Full Year Fiscal 2023 Results

August 17, 2023

“Lighting project quotation activity remains at an elevated level exiting the fourth quarter. Our quote-to-order conversion period has lengthened, consistent with the trend evidenced in the fiscal third quarter, as many projects are incurring increasing levels of design changes intended to meet budgetary requirements, financing timelines and other factors. While order timing will vary from quarter to quarter, fourth quarter orders exceeded shipments, resulting in a book-to-bill ratio above 1.0.

“As previously disclosed in April 2023, LSI announced a multi-million lighting order for installation in a new state-of-the-art EV Battery manufacturing plant. Shipment activity began in July and continues into the fiscal second quarter. There have been additional change orders increasing the size of the total project, and Phase II of the manufacturing complex is currently in the quotation stage. We believe LSI is in a strong position to win the Phase II order, which would be larger than the number of fixtures required for the initial site. Shipment activity would begin late in the fiscal second quarter 2024 and continue throughout the fiscal third quarter 2024.

“On a full-year fiscal 2023 basis, our Display Solutions segment sales increased 1% versus the prior year. As expected, this year’s growth was tempered by a fourth quarter sales decline, which saw the winding down of a $100 million multi-year QSR digital menu board program. Excluding the impact of that specific digital menu board program, segment sales increased a robust 13% for fiscal 2023, highlighting the ongoing strength and investment occurring in the grocery, refueling/c-store, and QSR market verticals. We continue to receive many inquiries from major brands considering image refresh programs for their existing locations, with a significant focus on cross selling display case solutions into the c-store vertical. We currently have multiple customer pilot programs in-process, as well as several new c-store products in development.”

“At this time, our Display Solutions segment remains focused on two primary growth initiatives, both of which remain on schedule. The first initiative involves increasing the display case manufacturing capacity for our JSI business, with plans to bring additional capacity online beginning in late September 2023. This new capacity will enable us to meet the growing demand for both refrigerated and non-refrigerated mobile display case products. The second initiative involves the design and development of our new refrigerant product line utilizing R-290 technology, which remains on track for market launch in the second half of fiscal 2024. R-290 is a natural, non-toxic refrigerant that is environmentally friendly, possessing no ozone depleting qualities. We continue to receive significant customer interest and advance requests for this new product line, as customers further gravitate toward energy transition technologies,” continued Clark.

“In fiscal 2023, we delivered our third consecutive year of sales growth and our fifth consecutive year of net income growth. Our performance over the last five years has put our company on an accelerated pace to exceed the 2025 targets we introduced in 2020. Given our track record of continuous improvement, we raised the bar further earlier this year, introducing an updated five-year strategic plan with financial targets through fiscal 2028. During the next five years, we plan to deliver total sales growth of more than 60%, adjusted EBITDA growth of 100%, and at least 250 basis points of Adjusted EBITDA margin rate expansion. The next step in our path to sustained growth in sales and profitability begins with fiscal 2024, and the LSI leadership team is confident in its ability to achieve these goals and create additional value for our customers, employees, and investors, “concluded Clark.

LSI Industries Fourth Quarter and Full Year Fiscal 2023 Results

August 17, 2023

FISCAL 2023 FOURTH QUARTER CONFERENCE CALL

A conference call will be held today at 11:00 A.M. ET to review the Company’s financial results and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of LSI Industries’ website at www.lsicorp.com. Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time to register, download and install any necessary audio software.

Details of the conference call are as follows:

Domestic Live:	877-407-4018
International Live:	201-689-8471

To listen to a replay of the teleconference, which subsequently will be available through August 31, 2023:

Domestic Replay:	844-512-2921
International Replay:	412-317-6671
Conference ID:	13740065

ABOUT LSI INDUSTRIES

Headquartered in Cincinnati, LSI Industries (Nasdaq: LYTS) specializes in the creation of advanced lighting, graphics, and display solutions. The company’s American-made products, which include lighting, print graphics, digital graphics, refrigerated and custom displays, aim to help businesses stand out in a competitive market. With a workforce of nearly 1,600 employees and 11 facilities throughout North America, LSI is dedicated to providing top-quality solutions to its clients. Additional information about LSI is available at www.lsicorp.com.

FORWARD-LOOKING STATEMENTS

For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit https://investors.lsicorp.com as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

INVESTOR & MEDIA CONTACT

Noel Ryan, IRC

720.778.2415

LYTS@vallumadvisors.com

LSI Industries Fourth Quarter and Full Year Fiscal 2023 Results

August 17, 2023

Three Months Ended June 30			(Unaudited)	Twelve Months Ended June 30
2023	2022	% Change	(In thousands, except per share data)	2023	2022	% Change
$123,636	$127,470	-3%	Net sales	$496,979	$455,120	9%

10,237	7,175	43%	Operating income as reported	37,028	21,201	75%

1,477	822	80%	Long-Term Performance Based Compensation	3,998	3,288	22%
-	112	NM	Acquisition costs	-	473	NM
20	6	233%	Severance costs	66	11	500%
-	-	NM	Consulting expense: Commercial Growth Initiatives	864	-	NM

$11,734	$8,115	45%	Operating income as adjusted	$41,956	$24,973	68%

$8,415	$5,176	63%	Net income as reported	$25,762	$15,032	71%

$8,797	$6,008	46%	Net income as adjusted	$28,997	$18,003	61%

$0.28	$0.18	58%	Earnings per share (diluted) as reported	$0.88	$0.54	63%

$0.30	$0.21	41%	Earnings per share (diluted) as adjusted	$0.99	$0.64	55%

	(amounts in thousands)
	June 30,	June 30,
	2023	2022
Working capital	$75,543	$84,298
Total assets	$296,150	$311,080
Long-term debt	$31,629	$76,025
Other long-term liabilities	$12,610	$12,667
Shareholders' equity	$177,578	$147,769

Three Months Ended June 30, 2023, Results

Net sales for the three months ended June 30, 2023, were $123.6 million, down 3% from the three months ended June 30, 2022, reported net sales of $127.5 million. Lighting Segment net sales of $71.4 million increased 5% and Display Solutions Segment net sales of $52.3 million decreased 12% from last year’s fourth quarter net sales. Net income for the three months ended June 30, 2023, was $8.4 million, or $0.28 per share, compared to $5.2 million or $0.18 per share for the three months ended June 30, 2022. Earnings per share represents diluted earnings per share.

Twelve Months Ended June 30, 2023, Results

Net sales for the twelve months ended June 30, 2023, were $497.0 million, up 9% from the twelve months ended June 30, 2022, reported net sales of $455.1 million. Lighting Segment net sales of $272.5 million increased 17% and Display Solutions Segment net sales of $224.5 million increased 1% from last year’s net sales. Net income for the twelve months ended June 30, 2023, was $25.8 million, or $0.88 per share, compared to $15.0 million or $0.54 per share for the twelve months ended June 30, 2022. Earnings per share represents diluted earnings per share.

LSI Industries Fourth Quarter and Full Year Fiscal 2023 Results

August 17, 2023

Balance Sheet

The balance sheet on June 30, 2023, included current assets of $149.9 million, current liabilities of $74.3 million and working capital of $75.5 million, which includes cash of $1.8 million. The current ratio was 2.0 to 1. The balance sheet also included shareholders’ equity of $177.6 million and long-term debt of $31.6 million. It is the Company’s priority to continuously generate sufficient cash flow, coupled with our credit facility, to adequately fund operations.

Cash Dividend Actions

The Board of Directors declared a regular cash dividend of $0.05 per share for the fourth quarter of fiscal 2023, payable September 5, 2023, to shareholders of record as of the close of business on August 28, 2023. The indicated annual cash dividend rate is $0.20 per share. The Board of Directors has adopted a policy regarding dividends which provides that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings both on a GAAP and non-GAAP basis, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant by the Board.

Non-GAAP Financial Measures

This press release includes adjustments to GAAP operating income, net income, and earnings per share for the three and twelve months ended June 30, 2023, and 2022. Operating income, net income, and earnings per share, which exclude the impact of long-term performance based compensation expense, commercial growth opportunity expense, acquisition costs, and severance costs, are non-GAAP financial measures. We exclude these items because we believe they are not representative of the ongoing results of operations of the business. Also included in this press release are non-GAAP financial measures, including Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA and Adjusted EBITDA), Net Debt to Adjusted EBITDA, and Free Cash Flow. We believe that these are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results, and are frequently referenced by those who follow the Company. These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP. Therefore, these measures should be used only to evaluate our results in conjunction with corresponding GAAP measures. Below is a reconciliation of these non-GAAP measures to net income and earnings per share reported for the periods indicated along with the calculation of EBITDA, Adjusted EBITDA, Free Cash Flow, and Net Debt to Adjusted EBITDA.

LSI Industries Fourth Quarter and Full Year Fiscal 2023 Results

August 17, 2023

Three Months Ended					Twelve Months Ended
June 30					June 30
2023		2022		(In thousands, except per share data)	2023		2022
	Diluted		Diluted	Reconciliation of net income to adjusted net income		Diluted		Diluted
	EPS		EPS			EPS		EPS
$8,415	$0.28	$5,176	$0.18	Net income as reported	$25,762	$0.88	$15,032	$0.54

771	0.03	744	0.03	Long-Term Performance Based Compensation	2,879	0.10	2,594	0.09

-	-	88	-	Acquisition costs	-		373	0.01

13	-	-	-	Severance costs	51	-	4	-

-	-	-	-	Consulting expense: Commercial Growth Initiatives	708	0.02	-	-

(402)	(0.01)	-	-	Net Tax impact due to the Distribution of Shares from the Company's Long-Term Performance Based Compensation Plan	(402)	(0.01)	-	-

$8,797	$0.30	$6,008	$0.21	Net income adjusted	$28,997	$0.99	$18,003	$0.64

Three Months Ended			(Unaudited; In thousands)	Twelve Months Ende
June 30			Net Income to Adjusted EBITDA	June 30
2023	2022	% Change		2023	2022	% Change
8,415	5,176	63%	Net income as reported	25,762	15,032	71%
1,130	1,202		Income Tax	7,564	4,053
764	682		Interest expense, net	3,687	1,968
(72)	115		Other expense (income)	15	148
$10,237	$7,175	43%	Operating Income as reported	$37,028	$21,201	75%

2,369	2,485		Depreciation and amortization	9,664	10,118
$12,606	$9,660	30%	EBITDA	$46,692	$31,319	49%

1,477	822		Long-Term Performance Based Compensation	3,998	3,288
-	112		Acquisition costs	-	473
20	6		Severance costs	66	11
-	-		Consulting expense: Commercial Growth Initiatives	864	-
$14,103	$10,600	33%	Adjusted EBITDA	$51,620	$35,091	47%
11.4%	8.3%		Adjusted EBITDA as a Percentage of Sales	10.4%	7.7%

Three Months Ended			(Unaudited; In thousands)	Twelve Months Ended
June 30			Free Cash Flow	June 30
2023	2022	% Change		2023	2022	% Change
$17,040	$8,975	90%	Cash flow from operations	$49,588	$(3,693)	-1443%

(1,454)	(955)		Capital expenditures	(3,208)	(2,231)
$15,586	$8,020	94%	Free cash flow	$46,380	$(5,924)	-883%

LSI Industries Fourth Quarter and Full Year Fiscal 2023 Results

August 17, 2023

Net Debt to Adjusted EBITDA Ratio	June 30,
(amounts in thousands)	2023	2022
Current Maturity of Debt	$3,571	$3,571
Long-Term Debt	31,629	76,025
Total Debt	$35,200	$79,596
Less: Cash	(1,828)	(2,462)
Net Debt	$33,372	$77,134
Adjusted EBITDA - Trailing Twelve Months	$51,620	$35,091
Net Debt to Adjusted EBITDA Ratio	0.65	2.20

	(amounts in thousands)
	June 30,	June 30,
	2023	2022
Current assets	$149,876	$158,917
Property, plant and equipment, net	25,430	27,158
Other assets	120,844	125,005
Total assets	$296,150	$311,080

Current maturities of long-term debt	$3,571	$3,571
Other current liabilities	70,762	71,048
Long-term debt	31,629	76,025
Other long-term liabilities	12,610	12,667
Shareholders' equity	177,578	147,769
	$296,150	$311,080

LSI Industries Fourth Quarter and Full Year Fiscal 2023 Results

August 17, 2023

Three Months Ended			Twelve Months Ended
June 30		(Unaudited)	June 30
2023	2022	(In thousands, except per share data)	2023	2022
$123,636	$127,470	Net sales	$496,979	$455,120

87,773	95,012	Cost of products sold	360,003	345,912
-	-	Severance costs	31	-

35,863	32,458	Gross profit	136,945	109,208

25,606	25,163	Selling and administrative costs	99,018	87,522
20	8	Severance costs	35	12
-	-	Consulting expense: Commercial Growth Initiatives	864	-
-	112	Acquisition costs	-	473

10,237	7,175	Operating Income	37,028	21,201

(72)	115	Other (income) expense	15	148
764	682	Interest expense, net	3,687	1,968

9,545	6,378	Income before taxes	33,326	19,085

1,130	1,202	Income tax	7,564	4,053

$8,415	$5,176	Net income	$25,762	$15,032

		Weighted Average Common Shares Outstanding
28,471	27,485	Basic	28,127	27,286
29,680	28,146	Diluted	29,316	27,993

		Earnings Per Share
$0.30	$0.19	Basic	$0.92	$0.55
$0.28	$0.18	Diluted	$0.88	$0.54